UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 High Bluff Drive, Suite 400, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 13, 2025, Kura Oncology, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with HCP Life Science REIT, Inc. (“Landlord”) for the lease of approximately 32,512 square feet of rentable area of the building located at 4930 Directors Place, San Diego, California 92121 (the “Premises”). The commencement date of the Lease is expected to be the earlier to occur of (i) the date upon which the Company first commences to conduct business in the Premises and (ii) October 1, 2025. The Company expects to use the Premises as its new principal executive offices and for general office use, research and development, and laboratory uses. The term of the Lease (the “Initial Term”) is seven years and eight months and the Company has one option to extend the Lease for a period of five additional years. The minimum rent payable by the Company under the Lease will be approximately $183,693 per month for the first year of the Lease, which amount will increase by 3.0% per year over the Initial Term. The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating expenses of the building, the annual tax expenses of the building and the annual utilities costs for the building (the “Additional Rent”). Pursuant to the Lease, Landlord shall provide the Tenant with (i) base rent abatement in the total amount not to exceed $2,399,031 to be applied as a credit against the rent payments due for months two through fourteen, inclusive and (ii) a tenant improvement allowance in an amount not to exceed $6,161,024, subject to certain conditions. In the event of a default of certain of the Company’s obligations under the Lease, Landlord would have the right to terminate the Lease and recover certain unpaid rent and expenses. The Company has the option to terminate the lease five years and six months into the Initial Term (the “Early Termination Date”) by providing notice at least 12 months in advance of the Early Termination Date and paying an early termination fee equal to the rent, including Landlord’s estimate of Additional Rent, that otherwise would be due for the eight months following the Early Termination Date.

The foregoing description of the Lease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Lease. The Company intends to file a copy of the Lease with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KURA ONCOLOGY, INC.

Date: January 14, 2025	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer